Exhibit 99.1

GXS Reports First Quarter 2012 Financial Results

Gaithersburg, MD — May 14, 2012 — GXS, a leading provider of B2B integration services, today announced its financial results for the quarter ended March 31, 2012.

FINANCIAL HIGHLIGHTS FROM THE QUARTER

•	Total Revenue: $118.9 million, up 4% versus 1Q11

•	Managed Services Revenue: $41.5 million, up 28% versus 1Q11

•	Adjusted EBITDA: $33.7 million, up 2% versus 1Q11

•	Net Income/Loss: Net Loss of $4.6 million as compared to a Net Loss of $3.8 million in 1Q11

•	Minimum Contracted Value (“MCV”): $38.6 million, up 23% versus 1Q11

•	Exceeded the high end of Total Revenue and Adjusted EBITDA guidance for 1Q12, increased 2Q12 Total Revenue guidance, and increased the low end of the range of FY12 Total Revenue guidance

BUSINESS HIGHLIGHTS FROM THE QUARTER

•
Expanded financial services practice with contracts at five major banks in the Americas. Opened an office in Midtown Manhattan to enable more face-to-face interaction between our sales and service delivery personnel with our financial services customers.

•
Initiated a major architecture modernization project that will enable GXS to take advantage of the latest advancements in application development, systems management and process orchestration technologies. The multi-year project will enable shorter implementation timeframes and higher service levels as well as to create opportunities for new product development.

•
Released the next generation of GXS Catalogue, a leading product data synchronization application delivered in the cloud, to provide even more flexibility for suppliers to publish the latest product, price and image information to retail merchandising systems and online storefronts.

•
Achieved both Statement on Standards for Attestation Engagements (“SSAE”) No. 16 Type II and International Standard on Assurance Engagements (“ISAE”) No. 3402 for its GXS Trading Grid® suite of applications.

“Our results for the quarter are a strong start to 2012,” commented GXS President and Chief Executive Officer Bob Segert. “As the demand for B2B integration services delivered in the cloud gains momentum, we are not only gaining new customers, but also increasing our wallet share with our existing Managed Services clients which, in turn, helped to drive another outstanding MCV result for the company.”

FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2012

Revenue

Total revenue for 1Q12 was $118.9 million, up 4% as compared to $114.1 million in 1Q11 and higher than first quarter guidance of $116 to $117 million. Managed Services revenue was $41.5 million in 1Q12, up 28% as compared to $32.3 million in 1Q11. Messaging Services revenue was $54.3 million in 1Q12, down 6% from $57.7 million in 1Q11. B2B Software and Services, Data Synchronization, and Custom Outsourcing revenues were $23.1 million in the aggregate for 1Q12, down 4% as compared to $24.1 million in 1Q11.

Total revenue for 1Q12 and 1Q11 has been negatively impacted by the write-down of certain deferred revenue from RollStream, Inc. (“RollStream”) in relation to the acquisition of RollStream on March 28, 2011 and from Inovis International, Inc. (“Inovis”) in relation to the acquisition of Inovis on June 2, 2010, in accordance with Generally Accepted Accounting Principles (“GAAP”). These amounts totaled $0.025 million (solely related to RollStream) and $0.846 million (solely related to Inovis) in 1Q12 and 1Q11, respectively. Adjusting for such write-downs, pro forma Total revenue for 1Q12 was $118.9 million, up 3% as compared to $115.0 million in 1Q11; pro forma Managed Services revenue was $41.5 million in 1Q12, up 28% as compared to $32.5 million in 1Q11; pro forma Messaging Services revenue was $54.3 million in 1Q12, down 6% as compared to $57.8 million in 1Q11; and pro forma aggregate B2B Software and Services, Data Synchronization, and Custom Outsourcing revenues were $23.1 million in 1Q12, down 6% as compared to $24.7 million in 1Q11.

	As Reported			Pro Forma 1
	First Quarter			First Quarter
	2012	2011	% change	2012	2011	% change
(in $ millions)
Revenues
Managed Services	$ 41.5	$ 32.3	28%	$ 41.5	$ 32.5	28%
Messaging Services	$ 54.3	$ 57.7	-6%	$ 54.3	$ 57.8	-6%
B2B Software and Services, Data Synchronization, and Custom Outsourcing	$ 23.1	$ 24.1	-4%	$ 23.1	$ 24.7	-6%
Total Revenues	$ 118.9	$ 114.1	4%	$ 118.9	$ 115.0	3%
(1) Pro forma revenue is adjusted for the write-down of certain deferred revenue from the RollStream and Inovis acquisitions and is presented for informational purposes.

Note: Some calculations may differ due to rounding

Expenses and Net Loss

Cost of revenues, sales and marketing, and general and administrative expenses for 1Q12 were $100.3 million, as compared to $96.3 million in 1Q11. Restructuring charges were $0.4 million in 1Q12, as compared to $0.2 million in 1Q11. Operating income in 1Q12 was $18.2 million, as compared to $17.6 million in 1Q11, and was $18.2 million and $18.5 million on a pro forma basis in the same periods, respectively. Net interest expense and net other income (expense) was ($22.1) million for 1Q12, as compared to ($20.5) million in 1Q11, resulting in loss before income taxes of ($3.9) million and ($2.9) million in 1Q12 and 1Q11, respectively, and ($3.8) million and ($2.0) million on a pro forma basis in the same periods, respectively. Net loss was ($4.6) million in 1Q12 after $0.7 million in income tax expense, as compared to ($3.8) million in 1Q11 after $0.9 million in income tax expense, and was ($4.6) million and ($2.9) million on a pro forma basis in the same periods, respectively.

“As guided on our last earnings call, our total expenses reflect the investments we are making back into our business in sales, marketing and service delivery with the goal of continuing to fuel our growth while improving the overall customer experience and ultimately reducing service delivery costs,” commented GXS Executive Vice President and Chief Financial Officer Gregg Clevenger.

	As Reported		Pro Forma
	First Quarter		First Quarter
	2012	2011	2012	2011
(in $ millions)
Expenses
Cost of revenues	$ 64.8	$ 62.6	$ 64.8	$ 62.6
Sales and marketing	$ 17.2	$ 15.5	$ 17.2	$ 15.5
General and administrative	$ 18.4	$ 18.2	$ 18.4	$ 18.2
Restructuring charges	$ 0.4	$ 0.2	$ 0.4	$ 0.2
Total expenses	$ 100.7	$ 96.5	$ 100.7	$ 96.5

Operating income	$ 18.2	$ 17.6	$ 18.2	$ 18.5

Other expense
Interest expense, net	($ 21.3)	($ 20.9)	($ 21.3)	($ 20.9)
Other income (expense), net	($ 0.7)	$ 0.5	($ 0.7)	$ 0.5
Other expense	($ 22.1)	($ 20.5)	($ 22.1)	($ 20.5)

Loss before income taxes	($ 3.9)	($ 2.9)	($ 3.8)	($ 2.0)
Income tax expense	$ 0.7	$ 0.9	$ 0.7	$ 0.9
Net Loss	($ 4.6)	($ 3.8)	($ 4.6)	($ 2.9)

Note: Some calculations may differ due to rounding

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization, and certain other charges (“Adjusted EBITDA”, a non-GAAP measure) for 1Q12 was $33.7 million, up 2% as compared to $32.9 million in 1Q11 and higher than first quarter guidance of $32 to $33 million.

Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its business and management team. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as (i) an alternative to net income (loss), (ii) as a measure of operating income, or cash flows from operating, investing and financing activities, or (iii) as a measure of liquidity. Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. The table below reconciles net loss to Adjusted EBITDA for the periods presented.

	As Reported		Pro Forma
	First Quarter		First Quarter
	2012	2011	2012	2011
(in $ millions)
Net Loss	($ 4.6)	($ 3.8)	($ 4.6)	($ 2.9)
Adjustments:
Income tax expense	$ 0.7	$ 0.9	$ 0.7	$ 0.9
Interest expense, net	$ 21.3	$ 20.9	$ 21.3	$ 20.9
Depreciation and amortization	$ 13.9	$ 12.9	$ 13.9	$ 12.9
Stock compensation expense	$ 0.2	$ 0.2	$ 0.2	$ 0.2
Other income (expense), net	$ 0.7	($ 0.5)	$ 0.7	($ 0.5)
Restructuring charges	$ 0.4	$ 0.2	$ 0.4	$ 0.2
Merger and acquisition fees	$ 0.0	$ 0.0	$ 0.0	$ 0.0
Integration costs (1)	$ 0.0	$ 0.1	$ 0.0	$ 0.1
Deferred income adjustment (2)	$ 0.0	$ 0.8	$ 0.0	$ 0.0
Management fees	$ 1.0	$ 1.0	$ 1.0	$ 1.0
Total adjustments	$ 38.3	$ 36.7	$ 38.3	$ 35.8
Adjusted EBITDA	$ 33.7	$ 32.9	$ 33.7	$ 32.9
(1) Integration costs represented certain incremental operating expenses associated with the integration of the Inovis business.
(2) Purchase accounting requires that deferred income of an acquired business be written-down to fair value of the underlying obligations plus associated margin at the date of acquisition.

Note: Some calculations may differ due to rounding

LIQUIDITY AND CAPITAL EXPENDITURES

Cash and cash equivalents totaled $28.7 million at the end of 1Q12, as compared to $13.0 million at the end of 4Q11. There were no amounts outstanding under the revolving credit facility at the end of 1Q12 and there was $3.0 million outstanding at the end of 4Q11. At the end of both 1Q12 and 4Q11, $11.7 million of the $50 million of revolving credit facility capacity was pledged as security for certain letters of credit. Therefore, total available cash liquidity, including cash and cash equivalents and total revolving credit facility capacity less outstanding borrowings and letters of credit secured by the revolving credit facility, was $67.0 million and $48.3 million at the end of 1Q12 and 4Q11, respectively.

Capital expenditures (“CAPEX”) were $11.1 million in 1Q12, as compared to $10.8 million in 1Q11.

CUSTOMER ACQUISITION ACTIVITY

Total MCV for 1Q12 was $38.6 million, up 23% as compared to $31.4 million in 1Q11. Sales activity in 1Q12 continued to be focused primarily on new Managed Services contracts which comprised 74% of total MCV in the quarter as compared to 73% in 1Q11.

“With more than 50 customer contracts signed in the quarter, we continue to experience strong adoption among existing and new clients in Managed Services,” added Bob Segert. “Additionally, we continue to see not only diverse industry adoption of the Managed Services value proposition, but also diverse geographic adoption, including within emerging growth markets such as Brazil and China.”

MCV is the incremental future minimum committed revenue of new sales agreements signed in the current period by customers. If the new contract signed is to replace an existing revenue stream, the MCV is adjusted to reflect only the incremental value from the sale. The MCV calculations are not reflected or recorded within the condensed consolidated financial statements. MCV is not a measure of financial condition or financial performance under U.S. GAAP and should not be considered as an alternative to deferred income or revenues, as a measure of financial condition or operating performance.

FINANCIAL GUIDANCE

The company is increasing some components of its financial guidance outlined on March 19, 2012. For 2Q12, Revenue is now expected to be in the range of $119 to $120 million (both the high and low end of the range increased by $1 million) while Adjusted EBITDA guidance remains unchanged in the range of $34 to $35 million, representing between a 0.2% and a 1.0% increase in Revenue versus 2Q11 and between a 10.1% and 7.5% decrease in Adjusted EBITDA versus 2Q11. For FY12, revenue is now expected to be in the range of $485 to $490 million (the low end increased by $5 million), representing annual growth of between 1.1% and 2.1%. Consistent with the targeted spending programs outlined in the press release dated March 19, 2012, FY12 Adjusted EBITDA guidance remains unchanged in the range of $145 to $150 million, representing a decrease of between 6.6% and 3.4% versus FY11, and FY12 CAPEX guidance remains unchanged in the range of $45 to $50 million, representing an increase of between 5.2% and 16.9% versus FY11. FY12 MCV guidance remains unchanged in the range of $190 to $200 million, representing an increase of between 8.6% and 14.3% versus FY11.

Achieving this guidance is subject to a number of risks and uncertainties as described in the Company’s filings with the Securities and Exchange Commission (“SEC”). As a result, there can be no assurance that such guidance can be achieved.

	Second Quarter 2012			Full Year 2012
(in $ millions)
Revenue	$ 119	to	$ 120	$ 485	to	$ 490
Adjusted EBITDA	$ 34	to	$ 35	$ 145	to	$ 150
CAPEX	n/a		n/a	$ 45	to	$ 50
MCV	n/a		n/a	$ 190	to	$ 200

Second Quarter and Full Year 2012 Adjusted EBITDA Guidance - Reconciliation to GAAP

($ millions)	Second Quarter 2012			Full Year 2012
Adjusted EBITDA	$ 34.0	to	$ 35.0	$ 145.0	to	$ 150.0
Income tax expense		($ 0.8)			($ 3.2)
Interest expense, net		($ 21.5)			($ 86.0)
Depreciation and amortization	($ 15.0)	to	($ 14.0)	($ 60.0)	to	($ 56.0)
Stock compensation expense		($ 0.3)			($ 1.2)
Restructuring charges	($ 0.5)	to	($ 0.4)	($ 2.3)	to	($ 2.2)
Management fees		($ 1.0)			($ 4.0)
Total adjustments	($ 39.1)	to	($ 38.0)	($ 156.7)	to	($ 152.6)
Net Loss	($ 5.1)	to	($ 3.0)	($ 11.7)	to	($ 2.6)

EARNINGS CONFERENCE CALL

Bob Segert and Gregg Clevenger will conduct a call to review the first quarter 2012 results on Tuesday, May 15, 2012 at 1:00 PM U.S. Eastern Time. To access the call, please dial 877-269-6740, or outside the U.S. 816-650-0840, at least 10 minutes before the start of the call (when calling in, you’ll be asked for your name and the Conference ID Number 79536117). A replay will be available for one week beginning two hours after the call ends. It can be accessed by dialing 855-859-2056 or 404-537-3406.

ABOUT GXS

GXS is a leading provider of B2B integration services and operates the world’s largest integration cloud, GXS Trading Grid®. Our software and services help more than 400,000 businesses, including 72 percent of the Fortune 500 and 23 of the top 25 supply chains, extend their partner networks, automate receiving processes, manage electronic payments, and improve supply chain visibility. GXS Managed Services, our unique approach to improving B2B integration operations, combines GXS Trading Grid® with our process orchestration services and global team to manage a company’s multi-enterprise processes. Based in Gaithersburg, Maryland, GXS has direct operations in 20 countries, employing more than 2,400 professionals.  To learn more, see http://www.gxs.com, read our blog at http://blogs.gxs.com, follow us on Twitter at http://twitter.com/gxs and join us on LinkedIn at http://www.linkedin.com/company/gxs. You can also access our public filings with the SEC at http://www.sec.gov/edgar.shtml.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements." All statements, other than statements of historical facts, that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future, including the discussion under “Financial Guidance,” are forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions, including but not limited to those set forth in the company's public filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. You should not place undue reliance on these statements and the company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances that may arise.

NON-GAAP MEASURES

This press release contains certain supplemental measures of performance that are not required by, or presented in accordance with, GAAP. Such measures should not be considered as alternatives to GAAP measures. It also contains certain “pro forma” financial information and results, which adjust for the impact of write-downs in deferred revenue in relation to the Inovis and RollStream acquisitions, as discussed above. Such pro forma information is presented for informational purposes only, as an aid to understanding the company's financial results. This pro forma information is not prepared in accordance with GAAP and should not be considered a substitute for the historical financial information presented in accordance with GAAP. The pro forma financial information used by the company may be different from pro forma financial information used by other companies and is not necessarily indicative of future results. You should not place undue reliance on such information.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,736	$12,968
Receivables, net	100,728	106,799
Prepaid expenses and other assets	30,935	28,881
Total current assets	160,399	148,648

Property and equipment, net	107,170	105,049
Goodwill	269,355	268,767
Intangible assets, net	115,728	120,483
Deferred financing costs	14,349	15,018
Other assets	22,645	23,112

Total Assets	$689,646	$681,077

Liabilities and Stockholder's Deficit
Current liabilities:
Borrowings under revolving credit facility	$––	$3,000
Trade payables	16,468	19,640
Deferred income	43,865	46,622
Accrued expenses and other current liabilities	64,797	47,369
Total current liabilities	125,130	116,631

Long-term debt	772,860	772,068
Deferred income tax liabilities	10,305	9,961
Other liabilities	48,782	46,743
Total liabilities	957,077	945,403

GXS Worldwide, Inc. stockholder's deficit:
Common stock $1.00 par value, 1,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	429,242	429,045
Accumulated deficit	(692,073)	(687,446)
Accumulated other comprehensive loss	(4,888)	(6,208)
Total GXS Worldwide, Inc. stockholder's deficit	(267,718)	(264,608)
Non-controlling interest	287	282
Total stockholder’s deficit	(267,431)	(264,326)

Total Liabilities and Stockholder’s Deficit	$689,646	$681,077

These statements should be read in conjunction with the Form 10-Q filed with the SEC on May 14, 2012.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months ended March 31,
	2012	2011

Revenues	$118,912	$114,108

Costs and operating expenses:
Cost of revenues	64,750	62,629
Sales and marketing	17,150	15,459
General and administrative	18,447	18,210
Restructuring charges	381	201
Operating income	18,184	17,609

Other income (expense):
Interest expense, net	(21,339)	(20,949)
Other income (expense), net	(718)	456
Loss before income taxes	(3,873)	(2,884)

Income tax expense	749	910
Net loss	(4,622)	(3,794)
Less: Net income attributable to non-controlling interest	5	10
Net loss attributable to GXS Worldwide, Inc.	$(4,627)	$(3,804)

These statements should be read in conjunction with the Form 10-Q filed with the SEC on May 14, 2012.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months ended March 31,
	2012	2011
Cash flows from operations:
Net loss	$(4,622)	$(3,794)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,863	12,922
Deferred income taxes	202	135
Amortization of deferred financing costs and debt discount	1,978	1,763
Unrealized gain on interest rate swap	––	(2,365)
Stock compensation expense	197	209
Changes in operating assets and liabilities, net of effect of business acquisitions:
(Increase) decrease in receivables	6,071	(4,731)
Increase in prepaid expenses and other assets	(1,521)	(4,376)
Decrease in trade payables	(2,980)	(1,721)
Increase (decrease) in deferred income	(2,757)	5,365
Increase (decrease) in accrued expenses and other liabilities	19,373	19,544
Other	383	(296)
Net cash provided by operating activities	30,187	22,655

Cash flows from investing activities:
Purchases of property and equipment (including capitalized interest)	(11,107)	(10,790)
Business acquisition, net of cash acquired ($4 for three months ended March 31, 2011)	––	(1,125)
Net cash used in investing activities	(11,107)	(11,915)

Cash flows from financing activities:
Borrowings under revolving credit facility	7,000	––
Repayments under revolving credit facility	(10,000)	(8,000)
Payment of financing costs	(400)	(2)
Net cash used in financing activities	(3,400)	(8,002)

Effect of exchange rate changes on cash	88	341

Increase in cash and cash equivalents	15,768	3,079
Cash and cash equivalents, beginning of period	12,968	16,326
Cash and cash equivalents, end of period	$28,736	$19,405

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$311	$298
Cash paid for interest rate swap	$––	$2,365
Cash paid for income taxes	$659	$669

Noncash investing and financing activities:
Fair value of equity securities issued in business acquisition	$––	$420

These statements should be read in conjunction with the Form 10-Q filed with the SEC on May 14, 2012.

INVESTOR RELATIONS:
Gregg Clevenger
Executive Vice President and Chief Financial Officer
GXS Worldwide, Inc.
301-340-5188
gregg.clevenger@gxs.com

MEDIA RELATIONS:
Robin Lane
PR Manager
GXS Worldwide, Inc.
301-340-4277
robin.lane@gxs.com